                                                                 Exhibit (d)(18)

                                                March 1, 2007

Aston Asset Management LLC
120 N. LaSalle Street, 25th Floor
Chicago, IL 60602

      Re: Sub-Investment Advisory Agreement with MFS Intuitional Advisers, Inc.
          dated November 30, 2006 (the "Sub-Investment Advisory Agreement")

Ladies and Gentlemen:

      Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of a new subadvisory annual fee rate for the Aston Value Fund (the "Fund"). Attached hereto is amended Schedule B to the Sub-Investment Advisory Agreement to reflect, among other things, the new subadvisory annual fee rate for the Fund.

      By acknowledging below, you agree to render the investment advisory and management services to the Fund under the terms of the Sub-Investment Advisory Agreement and the amended Schedule B attached hereto.

                                         ASTON ASSET MANAGEMENT LLC

                                         By: ______________________________
                                         Name: Kenneth C. Anderson
                                         Its: President

Accepted this 1st day
of March, 2007

MFS INSTITUTIONAL ADVISORS, INC.

By:_________________________________
Name:
Its:

                                   SCHEDULE B

FUND                                SUBADVISORY ANNUAL FEE RATE
----------------                    ---------------------------
Aston Value Fund                    0.40% of first $125 million
                                    0.30% over $125 million